UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
April 20, 2010

EUROBANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Commonwealth of Puerto Rico	000-50872	66-0608955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

State Road PR-1, Km. 24.5 Quebrada Arenas Ward San Juan, Puerto Rico 00926
(Address of principal executive offices) (Zip Code)

(787) 751-7340
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule of Standard; Transfer of Listing.

On April 20, 2010, EuroBancshares, Inc. (“EuroBancshares”) received a letter from The Nasdaq Stock Market (“Nasdaq”) advising EuroBancshares that it is currently not in compliance with the continued listing requirements set forth in Nasdaq Listing Rule 5250(c)(1) due to its failure to file its Annual Report on Form 10-K for the year ended December 31, 2009 (the “Form 10-K”), by the applicable filing deadline.  In accordance with Nasdaq Listing Rules, EuroBancshares has 60 calendar days to submit a plan to regain compliance.  If the plan is accepted by Nasdaq, EuroBancshares may be granted an extension of up to 180 calendar days to regain compliance with Nasdaq Listing Rule 5250(c)(1).  EuroBancshares intends to submit a plan to regain compliance to Nasdaq within the prescribed 60 day period.

EuroBancshares is working to complete the preparation and filing of its Form 10-K as promptly as practicable.  There is no change in the trading of EuroBancshares’ common stock on the NASDAQ Stock Market at this time.

EuroBancshares issued a press release announcing its receipt of the notice from Nasdaq described herein.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 8.01	Other Events.

As previously disclosed, on September 1, 2009, Eurobank consented to the issuance by the FDIC and the Puerto Rico Office of the Commissioner of Financial Institutions of an order to cease and desist (the “Order”).  Under the terms of the Order, which was issued and became effective on October 9, 2009, Eurobank is required to implement certain corrective and remedial measures under strict time frames that are intended to address various matters including issues related to capital, liquidity and asset quality.

In addition to the FDIC Order, EuroBancshares has entered into a Written Agreement with the Federal Reserve Bank of New York effective as of September 30, 2009.  Under the terms of the Written Agreement, EuroBancshares has agreed to take certain actions that are designed to maintain its financial soundness so that it may continue to serve as a source of strength to Eurobank.  Among other things, the Written Agreement requires prior approval relating to the payment of dividends and distributions, incurrence of debt, and the purchase or redemption of stock.  In addition, EuroBancshares is required to submit a capital plan and maintain regular reporting to the Federal Reserve during the term of the agreement.

Over the past several months, EuroBancshares has been exploring various alternatives for raising additional capital that would enable it to comply with the terms of its regulatory orders.  Despite its diligent efforts, EuroBancshares is still in process of securing a definitive source for additional capital.   At this moment, EuroBancshares has not been able to comply with the terms of its regulatory orders.  Unless EuroBancshares is able to present a viable recapitalization plan in the near future it is anticipated that the FDIC and the Puerto Rico Commissioner of Financial Institutions will take further action against Eurobank, including placing the bank into receivership.  Although EuroBancshares is continuing to negotiate potential strategic recapitalization plans with certain prospective investors, no assurances can be made that such negotiations will ultimately be successful.  As such, Management and the Board of Directors of EuroBancshares and Eurobank have doubts regarding the bank’s ability to continue operating as a going concern.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

99.1	Press release of EuroBancshares, Inc., dated April 22, 2010.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EUROBANCSHARES, INC.

Date: April 22, 2010	By:	/s/ Rafael Arrillaga-Torréns, Jr.
Rafael Arrillaga-Torréns, Jr.
Chairman of the Board, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of EuroBancshares, Inc., dated April 22, 2010.